Exhibit 99.1

THERMOGENESIS HOLDINGS ANNOUNCES PARTIAL CONVERSION OF REVOLVING

CREDIT AGREEMENT HELD BY BOYALIFE ASSET HOLDING II

$3.0 Million of Outstanding Balance Converted into Common Stock

RANCHO CORDOVA, Calif., February 19, 2020 -- ThermoGenesis Holdings, Inc. (Nasdaq: THMO), a market leader in automated cell processing tools and services in the cell and gene therapy field, today announced that on February 13, 2020, the Company received notice from Boyalife Asset Holding II, Inc. to convert a total of $3,000,000 of the outstanding principal and interest under the Second Amended and Restated Convertible Promissory Note (the “Note”) issued by the Company to Boyalife on April 16, 2018. The conversion resulted in the issuance of a total of 1,666,670 shares of common stock of the Company. After the conversion, the total outstanding shares of common stock for ThermoGenesis Holdings, Inc. will be 4,561,017 and the balance of the Note will be reduced to $7,582,000 of outstanding principal.

“The conversion of $3.0 million in principal and interest by Boyalife exemplifies their continued commitment to our long-term success,” said Jeff Cauble, Chief Financial Officer of ThermoGenesis. “The reduction of the outstanding balance will lower our interest obligation significantly over the next year, helping the Company to achieve its goal of being operational cash flow positive in 2020.”

The Company also announced today that Chris Xu, PhD, Chief Executive Officer of ThermoGenesis, has voluntarily waived the cash bonus portion of his executive pay under his employment agreement for 2018 and 2019.

About ThermoGenesis Holdings, Inc.

ThermoGenesis Holdings, Inc., formerly known as Cesca Therapeutics Inc., develops, commercializes and markets a range of automated technologies for CAR-T and other cell-based therapies. The Company currently markets a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology, including its semi-automated, functionally-closed CAR-TXpress™ platform, which streamlines the manufacturing process for the emerging CAR-T immunotherapy market. For more information about ThermoGenesis, please visit: www.ThermoGenesis.com.

Company Contact:
Wendy Samford
916-858-5191
ir@ThermoGenesis.com

Investor Contact:
Paula Schwartz, Rx Communications
917-322-2216
pschwartz@rxir.com